UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
February 14, 2008
Date of Report (Date of earliest event reported)
NATIONAL OILWELL VARCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12317	76-0475815
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7909 Parkwood Circle Drive Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 713-346-7500
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On February 20, 2008, National Oilwell Varco, Inc. (the “Company”) notified the New York Stock Exchange (the “NYSE”) that the Company had become aware that Robert E. Beauchamp, a current director, does not qualify as an independent director as defined in Section 303A.02 of the NYSE Listed Company Manual. While conducting its annual corporate governance compliance review to confirm the independence of the Company’s directors, the Company became aware that Mr. Beauchamp’s brother-in-law is the Chief Executive Officer of one of the Company’s vendors, which received payments from the Company of approximately $3 million in 2007. These payments exceed the amounts permitted under the NYSE’s independence standards in Section 303A.02(b)(v).
     Sections 303A.04 and 303A.05 of the NYSE Listed Company Manual require that all members of the Nominating/Corporate Governance Committee and Compensation Committee, respectively, must be independent. Due to his lack of independence, Mr. Beauchamp immediately resigned as Chair and a member of the Nominating/Corporate Governance Committee and as a member of the Compensation Committee in order for both committees to be in compliance with the NYSE’s independence rules concerning these committees. The Board of Directors has appointed Eric L. Mattson to serve as an additional member of the Nominating/Corporate Governance Committee and for Roger L. Jarvis to serve as Chair of that committee, and has appointed Mr. Jarvis to serve as an additional member of the Compensation Committee. The Board of Directors and the Company believe that both of these individuals meet the independence requirements of Section 303A.02 of the NYSE Listed Company Manual.
     The Company remains in compliance with Section 303A.01 of the NYSE Listed Company Manual which requires that a majority of the Company’s Board consist of independent directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2008	NATIONAL OILWELL VARCO, INC.
	By:	/s/ Clay C. Williams
Clay C. Williams
Sr. Vice President and Chief Financial Officer